Exhibit 23.1

William M. Cobb & Associates, Inc.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	(972) 385-0354
Dallas, Texas 75251	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

March 30, 2020

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

Re:        Contango Oil & Gas Company, Annual Report on Form 10-K

Gentlemen:

The firm of William M. Cobb & Associates, Inc. consents to the use of its name and to the use of its projections for Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue in Contango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

We consent to the incorporation by reference of said reports in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333‑215784 and File No. 333-235934) and on Forms S-8 (File No. 333-229336, File No. 333-189302 and File No. 333-170236).

William M. Cobb & Associates, Inc. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84